Exhibit 99.1

Brookfield	Brookfield Renewable Brookfield Renewable Partners LP, Brookfield Place, 181 Bay Street, Suite 300 Toronto, Ontario M5J 2T3	Tel 416.363.9491 Fax 416.365.9542 https://bep.brookfield.com

January 11, 2020

Board of Directors
TerraForm Power, Inc.
200 Liberty Street
14th Floor
New York, NY 10281

Ladies and Gentlemen:

Brookfield Renewable Partners L.P. ("BEP") is pleased to make this proposal to acquire all of the outstanding shares of Class A common stock of TerraForm Power, Inc. ("TERP" or the "Company"), other than those shares currently held by BEP and its affiliates1 (the "Proposal"), The proposal is being made at a BEP-to-TERP exchange ratio of 0.36 times, which values TERP at $17.31 per share, representing a premium of 11% to the unaffected closing price of the Company's Class A common stock on January 10, 2020.

The proposed merger will be beneficial to TERP shareholders, including for the following reasons:

Strong Premium - The Proposal's 11% premium is meaningful, particularly in light of TERP being fully valued in the public markets (up approximately 65% since the inception of Brookfield sponsorship in 2017).

Access to Broader Growth Mandate - TERP shareholders will benefit from BEP's broader growth mandate, including a global development pipeline of 13,000 MW and greater technological and geographic diversification, including approximately 8,000 MW of perpetual hydro assets.

Enhanced Liquidity & Balance Sheet - TERP shareholders will benefit from access to greater liquidity and an investment grade balance sheet. The combined company is expected to have approximately $3 billion of available liquidity to pursue further growth.

Global Leader in Renewables - TERP shareholders will be able to participate in the ongoing growth of one of the largest public pure-play renewable platforms in the world in BEP, with an ownership interest in approximately 19,000 MW of premier renewable assets globally and annual funds from operations of over $1 billion.

[1]	BEP and its affiliates currently hold approximately 62% of the TERP Class A common shares.

Demonstrable Synergies - Opportunity to eliminate public company costs and duplicative financing costs will enhance the combined business moving forward.

Continued Sponsorship by Brookfield -TERP shareholders will retain the same sponsorship benefits of Brookfield Asset Management via BEP as they currently receive. Brookfield is a leading global alternative asset manager with over $500 billion of assets under management.

Track Record of Success - BEP has a 20-year public track record in the renewable power sector, delivering approximately 18% annualized returns to unitholders since inception with consistent, stable distribution growth.

Form of Consideration - TERP shareholders will receive Class A shares ("BEPC Shares") of Brookfield Renewable Corporation ("BEPC") in the merger, on a tax-deferred basis. BEPC, a Canadian subsidiary of BEP, will be a publicly traded corporation, listed on the Toronto and  New York Stock Exchanges. BEPC Shares will be structured to be economically equivalent to BEP units. For example, BEPC dividends will be declared and paid at the same time as distributions are made on the units of BEP, and BEPC dividends will be equal to BEP distributions on a per share basis. Furthermore, BEPC Shares will be fully exchangeable, on a one-for-one basis, into units of BEP, at the option of the holder. The purpose of BEPC is to  allow holders to own a share of a corporation, as opposed to a limited partnership unit, to the extent they choose to do so. The exchange ratio will be adjusted on a proportional  basis to  reflect the previously announced special distribution of BEPC Shares to BEP unitholders.

We have deep familiarity with TERP and are prepared to move quickly, with no need to do due diligence on the Company. We request that TERP's Board of Directors promptly form a committee consisting solely of independent directors with full authority to evaluate and respond to the Proposal. We expect the independent committee to engage financial and legal advisors to evaluate our Proposal. We are confident that, if the independent committee directs the Company and its advisors to move forward with our Proposal, we could work together to quickly finalize a transaction. Closing of any transaction will be subject to customary approvals, including the approval of the independent committee and the approval of a majority of TERP's shareholders not affiliated with BEP. We will not pursue this Proposal without the approval of  the independent committee and further expect that the definitive merger agreement will include a non-waivable condition requiring the approval of a majority of TERP's shareholders not affiliated with BEP.

In considering this Proposal, you should know that, in BEP's capacity as a shareholder of the Company, BEP is interested only in acquiring the shares of TERP Class A common stock not already owned by BEP and its affiliates, and that in such capacity, BEP has no interest in selling any of the shares of TERP Class A common stock it owns, nor would BEP support any alternative sale, merger or similar transaction involving the Company.

We are required to publicly disclose this Proposal promptly in an amendment to our current Schedule 13D, which we expect to do before market opens on Monday, January 13, 2020.

This Proposal is non-binding and does not impose any legal obligation on any person. Brookfield, BEP, their respective affiliates (including TERP) will be bound only in accordance with the terms and conditions contained in executed definitive agreements, if any. This letter shall be governed by and construed in accordance with the laws of the State of New York.

We are excited about the combination of BEP and TERP. We believe that this transaction is compelling to, and in the best interests of, shareholders of TERP and unitholders of BEP. If you have any questions regarding this Proposal, please feel free to contact Sachin Shah, Chief Executive Officer of BEP. We look forward to hearing from you soon.

Sincerely,

BROOKFIELD RENEWABLE PARTNERS L.P.
By its Service Provider:
BRP ENERGY GROUP L.P.
/s/ Sachin Shah Sachin Shah
Chief Executive Officer